December 5, 2011

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

RE: Spindle, Inc. fka: Coyote Hills Golf, Inc.

We have read the statements that we understand Spindle, Inc. fka: Coyote Hills Golf, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC

Certified Public Accountants

2580 Anthem Village Drive, Henderson, NV  89052

Telephone (702) 563-1600  ●  Facsimile (702) 920-8049